Exhibit 99(e)(9)

Celltech Group Plc

Rules of the Celltech Deferred Bonus Plan

Adopted by the Board on 22 November 2000

Arthur Andersen
20 Old Bailey
London EC4M 7AN

CONTENTS

1.	Definitions and Interpretation
2.	Grant of Awards
3.	During the Vesting Period
4.	Termination of Employment
5.	Termination of the Vesting Period
6.	Exercise of an Option and Lapse of Awards
7.	Takeover, Reconstruction and Winding-Up
8.	Manner of Exercise of Options
9.	Transfer of Shares
10.	Adjustments
11.	Administration
12.	Alterations
13.	Legal Entitlement
14.	General

Celltech Group Plc

Deferred Bonus Plan

1.             Definitions and Interpretation

1.1           In this Plan, unless the context otherwise requires, the following words shall have the following meanings:

“Associated Company”	in relation to the Company, means:

(A) any company which has Control of the Company; and

(B) any company which is under the Control of the Company or any company referred to in (A) above;

“Award”

means a contingent right to acquire Shares which is a resolution by the Grantor of its intention that, subject to the Rules of this Plan, the Grantor shall procure (with the consent of the Board) the grant to a Participant of an Option to acquire such number of Shares as are determined in accordance with this Plan;

“Award Date”	in relation to an Award, means the date on which the Award was made;

“Board”	means the board of directors of the Company or a duly authorised committee, including, for the avoidance of doubt but not limited to, the Remuneration Committee of the Company;

“Company”	means Celltech Group Plc;

“Control”	has the meaning given by section 840 of the Income and Corporation Taxes Act 1988;

“Dealing Day”	any day on which the London Stock Exchange is open for the transaction of business;

“Earned Bonus”	means the actual annual bonus paid to a Participant in respect of a Financial Year before or after the deduction of any PAYE Liability as determined by the Grantor;

“Eligible Employee”	means an employee or executive director of the Company or any Participating Company provided that such director is obliged to work at least 25 hours a week, excluding meal breaks, within Participating Companies;

“Exercise Price”	the total amount payable in relation to each exercise of an Option which shall be £1 whether the Option is exercised in whole or in part;

“Financial Year”	means any period for which the Company makes up its statutory accounts;

“Grantor”	means the Board, the Trustees or any other person who makes an Award;

“Group Member”	means a Participating Company, an Associated Company;

“London Stock Exchange”	means the London Stock Exchange Limited;

“Model Code”

means the code adopted by the Company which contains provisions similar in purpose and effect to the provision of the Model Code for Securities Transactions by Directors of Listed Companies issued by the UK Listing Authority from time to time;

“Option”	means an option to acquire the Shares subject to an Award granted in accordance with Rule 5;

“Participant”	means an Eligible Employee who holds an Award;

“Participating Company”	means the Company or any Subsidiary;

“PAYE Liability”

the amount of all taxes and/or employees’ National Insurance contributions which a Participating Company or any other person (other than the Participant) (hereafter referred to as the “Relevant Payer”) would be required to account for to the Inland Revenue or other taxation authority to the extent the same may lawfully be recovered from a Participant, and, in addition thereto, all secondary National Insurance contributions to the extent that the Grantor determines the same should be paid by the Participant where this is lawful;

“Plan”	means the Celltech Deferred Bonus Plan as herein set out but subject to any alterations or additions made under Rule 12 below;

“Rules”	means the rules of this Plan including any alterations and additions effected in accordance with Rule 11 from time to time;

“Share”	Means an ordinary share in the capital of the Company;

“Subsidiary”	Means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985;

“Trustees”	Means the trustees for the time being of any employee benefit trust established for the benefit of beneficiaries including all or substantially all of the Eligible Employees;

“UK Listing Authority”	Means the Financial Services Authority acting in its capacity as the UK Listing Authority; and

“Vesting Period”	Means a period or periods as determined by the Grantor at the Award Date in relation to the Shares subject to an Award, following the end of which, the provisions of Rule 5 apply.

1.2           Where the context so admits or requires, words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.3           Reference in these Rules of the Plan to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and shall include any regulations made thereunder. The Interpretation Act 1978 shall apply to these Rules.

1.4           The headings in these Rules of the Plan are for the sake of convenience only and should be ignored when construing the Rules.

2.                                      Grant of Awards

2.1           Subject to Rules 2.4, 2.5, 2.6 and 2.7 below, an Award may be made at any time to any Eligible Employee nominated at the Grantor’s absolute discretion. In the case of the Trustee being the Grantor, the Trustee shall make Awards taking into account any recommendations made by the Board.

2.2           At the Award Date, the Grantor shall decide in relation to each Eligible Employee the value of Shares which are to be the subject to the Award and the Vesting Period applicable thereto. Each grant of an Award shall be binding upon the Company (and shall be evidenced by a document or documents expressed to be executed as a deed).

2.3           Unless otherwise determined by the Grantor in exceptional circumstances, the maximum Award shall not exceed 100% of a Participant’s Earned Bonus.

2.4           Awards may only be made within six weeks of:

2.4.1        the adoption by the Board of this Plan; or

2.4.2        the Dealing Day following the announcement by the Company of its results for the last preceding Financial Year, half-year or other period; or

2.4.3        on any other day on which the Grantor resolves that exceptional circumstances exist which justify the grant of Awards.

2.5           No Award may be made later than ten years after the adoption of the Plan by the Board.

2.6           An Award may not be made under the Plan at any time when directors of the Company would be precluded from dealing in its Shares by virtue of the Model Code or any other rules adopted by the Company to regulate the times at which they may so deal.

2.7           No Award shall be made unless an Eligible Employee is employed by a Participating Company at the Award Date and is not under notice to leave at such date whether such notice has been given to or by the Eligible Employee.

2.8           An Award made under the Plan to any Eligible Employee shall not be capable of being transferred by him, except that:

2.8.1        in the event of his death it may pass to his personal representatives, and Rule 4.1 shall apply; and

2.8.2        with the consent of the Board, it may be transferred to the trustees of a pension scheme operated primarily for the benefit of such Eligible Employee.

2.9           An amount equal to the value of the Shares subject to an Award shall be paid to the Trustee by the Company or any Participating Company as soon as reasonably practicable following the Award Date.

2.10         The Trustees shall use such funds to purchase the Shares subject to an Award at the best available price on the market, as soon as reasonably practicable and taking into account the requirements of the Model Code or any other rules adopted by the Company to regulate the times at which Shares may be so purchased. The Trustees shall then notify Participants of the number of Shares subject to an Award.

3.                                      During the Vesting Period

All Shares subject to the Award shall be held by the Trustee upon the terms of the relevant trust during the Vesting Period applicable to the Shares subject to the Award.

4.                                      Termination of Employment

4.1           If a Participant ceases to be a director or employee of any Group Member for any reason before the termination of any part of the Vesting Period, the Grantor shall determine within 30 days of the cessation (or such other period as the Grantor may determine) whether:

4.1.1        the Award shall lapse, or

4.1.2        the Vesting Period in relation to any of the Shares subject to the Award should be treated as having terminated, in which case the provisions of Rules 5 and 6 shall apply to the Shares subject to the Award to the extent determined by the Grantor.

4.2           For the purposes of Rule 4.1:

4.2.1        if a Participant gives notice to terminate his office or employment with a Group Member, he will be deemed to have ceased to be employed by a Group Member on the date on which he gives such notice; and

4.2.2        if a Participant ceases to hold a particular office or employment with a Group Member, he shall not be treated as having ceased to be employed by a Group Member if he then holds any other employment or office with any other Group Member.

5.                                      Termination of the Vesting Period

Unless an Award has lapsed in accordance with Rule 4.1, within 30 days of the termination of the Vesting Period, in relation to any part of an Award, the Grantor shall procure that a Participant be granted an Option to acquire the sum of the Shares subject to that part of an Award at the Exercise Price.

6.                                      Exercise of an Option and Lapse of Awards

6.1           Subject to Rules 6.2, 6.3 and Rule 7 below, an Option may be exercised at any time prior to the day before the tenth anniversary of the Award Date.

6.2           If, following the grant of the Option pursuant to Rule 5 above, a Participant ceases to be a director or employee of a Group Member, or, has already ceased to be a director or employee of a Group Member but the Grantor has exercised its discretion in accordance with Rule 4.1, the Option may be exercised within the period of six months from the date of such cessation (or such other period of time as may be determined by the Grantor and notified to that Participant within two months of such cessation).

6.3           An Award or an Option shall lapse upon the earlier of:

6.3.1        the day before the tenth anniversary of the Award Date;

6.3.2        the expiry of any periods specified in accordance with Rule 6.2;

6.3.3        the expiry of any of the periods specified in Rules 7.1, 7.3, 7.4 and 7.5 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 7.1, 7.3 or 7.4) pursuant to Rule 7.6;

6.3.4        subject to Rule 4.1 and Rule 6.2 the Participant ceasing to hold an office or employment with a Group Member in any circumstances other than where the cessation of office or employment arises on any ground whatsoever during any of the periods specified in Rule 7 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 7.1, 7.3 or 7.4) pursuant to Rule 7.6;

6.3.5        subject to Rule 7.5, the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company; and

6.3.6        the Participant being deprived of the legal or beneficial ownership of the Award or the Option by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt.

7.                                      Takeover, Reconstruction and Winding-Up

7.1           Subject to Rule 7.3 below, if any person obtains Control of the Company as a result of making, either:

7.1.1        a general offer to acquire the whole of the issued ordinary share capital of the Company (which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

7.1.2        a general offer to acquire all the shares in the Company which are of the same class as the Shares,

the Vesting Period shall terminate and the provisions of Rule 5 shall apply. An Option may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

7.2           For the purpose of Rule 7.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Take-overs and Mergers) with him have together obtained Control of it.

7.3           If any person becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985 the Vesting Period shall terminate in accordance with Rule 5.  An Option may be exercised at any lime when that person remains so bound or entitled.

7.4           If under Section 425 of the Companies Act 1985 it is proposed that the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a Plan for the reconstruction of the Company or its amalgamation with any other company or companies the Company shall give notice thereof to all Participants at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise or arrangement.  The Vesting Period shall terminate and the provisions of Rule 5 shall apply. A Participant may then exercise an Option subject to the terms of this Rule before the earlier of the expiry of six months from the date of such notice and the date on which the Court sanctions the compromise or arrangement. The Option shall then lapse conditionally on such compromise or arrangement being sanctioned by the Court and becoming effective. The termination of the Vesting Period and the exercise of an Option under this Rule shall be conditional on such compromise or arrangement being sanctioned by the Court and becoming effective. After exercising an Option the Participant shall transfer or otherwise deal with the Shares transferred to him so as to place him in the same position (so far as possible) as would have been the case if such shares had been subject to such compromise or arrangement.

7.5           If notice is duly given of a resolution for the voluntary winding-up of the Company, the Company shall give notice thereof to all Participants.  The Vesting Period shall terminate and the provisions of Rule 5 shall apply. An Option may then be exercised until the resolution is duly passed or defeated or the meeting concluded or adjourned sine die provided that any such termination of the Vesting Period and exercise of an Option pursuant to this Rule shall be conditional upon the said resolution being duly passed. If such resolution is duly passed all Options shall, to the extent that they have not been exercised, lapse immediately.

7.6           If Options become exercisable pursuant to any of Rules 7.1, 7.3 or 7.4 above, any Participant may at any time within such period as may be determined, by agreement with the relevant company, release any Option which has not lapsed (the “Old Option”) in consideration of the grant to him of an Option (the “New Option”) which is equivalent to the Old Option but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company) provided always that, where Options are conditionally exercisable under Rule 7.4 above, such release and grant shall be made subject to the same conditions and so as to become effective on satisfaction of the conditions which are (or would be) applicable to exercise.

7.7           The New Option shall be regarded for the purposes of Rule 7.6 as equivalent to the Old Option so that the provisions of the Plan shall for this purpose be construed as if:

7.7.1        the New Option were an option granted under the Plan at the same time as the Old Option; and

7.7.2        except for the purpose of the definition of “Participating Company” in Rule 1 and the reference to “Company” in Rule 14.2, the reference to Celltech Group plc in the definition of “Company” in Rule 1 were a reference to the different company mentioned in Rule 7.6.

8.                                      Manner of Exercise of Options

8.1           Subject to Rule 6.3, an Option may be exercised in whole or in part.

8.2           An Option may be exercised by the delivery to the Company Secretary or his duly appointed agent a notice of exercise in the prescribed form duly completed and signed by the Participant (or by his duly authorised agent) together with the remittance of any Exercise Price payable to the Company.

8.3           To the extent that any PAYE Liability arises on the exercise of the Option; unless

8.3.1        the Relevant Payer is able to deduct an amount equal to the whole of the PAYE Liability from the Participant’s net pay for the relevant pay period; or

8.3.2        the Participant has paid to the Relevant Payer an amount equal to the PAYE Liability; or

8.3.3        the Board determines otherwise;

the Participant will be deemed to have given irrevocable instructions to the Company’s brokers (or any other person acceptable to the Company) for the sale of sufficient Shares acquired on the exercise of the Option to realise an amount equal to the PAYE Liability, and the payment of such amount to the Relevant Payer.

8.4           The effective date of exercise should be the date of delivery of the notice of exercise. For the purposes of this Plan a notice of exercise shall be deemed to be delivered when it is received by the Company.

9.                                      Transfer of Shares

9.1           Subject to Rule 9.3, the Grantor shall procure the transfer of any Shares to be transferred to a Participant (or his nominee) pursuant to the exercise of an Option within 30 days following the date of effective exercise of the Option.

9.2           If Shares are transferred pursuant to the Plan, save as otherwise provided in the Plan, the Participant shall not be entitled to any rights attaching to Shares by reference to a record date preceding the date of exercise.

9.3           The transfer of Shares under the Plan shall be subject to obtaining any approval or consent required under the provisions of any applicable regulations and the requirements of the London Stock Exchange, the UK Listing Authority, and any other securities exchange on which the Shares are traded.

10.                               Adjustments

10.1         The number of Shares over which an Award is made or an Option is granted (and where an Option has been exercised but no Shares have been transferred following such exercise, the number of Shares which may be so transferred) shall be adjusted in such manner as the Board shall determine following any demerger, capitalisation issue, any offer or invitation made by way of rights, subdivision, consolidation, reduction or other variation in the share capital of the Company which in the opinion of the auditors of the Company justifies such an adjustment.

10.2         The Board may lake such steps as it may consider necessary to notify Participants of any adjustment made under this Rule.

11.                               Administration

11.1         Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by post, it shall be deemed to have been received (subject to Rule 8.4 above) 72 hours after it was put into the post properly addressed and stamped.

11.2         The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

11.3         The Board shall procure that sufficient Shares are available for transfer to satisfy all Awards under which Shares may be acquired.

11.4         The Plan shall be administered by the Board. The Board shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such regulations for administering the Plan and such forms of exercise as it may deem necessary or appropriate. Decisions of the Board shall be final and binding on all parties.

11.5         The costs of introducing and administering the Plan shall be borne by the Participating Companies.

12.                               Alterations

12.1         Subject to Rules 12.2 and 12.5, the Board may at any time alter or add to all or any of the provisions of the Plan in any respect.

12.2         No alteration or addition shall be made under Rule 12.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:

12.2.1      with the consent in writing at least 75 per cent of the Participants; or

12.2.2      by a resolution at a meeting of Participants passed by not less than 75 per cent of the Participants;

and for the purpose of Rule 12.1 the provisions of the Articles of Association of the Company relating to shareholder meetings shall apply mutatis mutandis.

12.3         Notwithstanding any other provision of the Plan other than Rule 12.1 and 12.5 the Board may, in respect of Awards granted to Eligible Employees who are or who may become subject to taxation outside the United Kingdom on their remuneration amend or add to the provisions of the Plan and the terms of Awards as it considers necessary or desirable to take account of or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws provided that the terms of Awards granted to such Eligible Employees are not overall more favourable than the terms of Awards granted to other Eligible Employees.

12.4         As soon as reasonably practicable after making any alteration or addition under Rule 12.1, the Board shall give written notice thereof to any Participant materially affected thereby.

12.5         No alteration shall be made to the Plan if following the alteration the Plan would cease to be an Employees’ Share Scheme as that term is defined in section 743 of the Companies Act 1985.

13.                               Legal Entitlement

13.1         Nothing in the Plan or in any instrument executed pursuant to it will confer on any person any right to continue in employment, nor will it affect the right of any Participating Company to terminate the employment of any person without liability at any time with or without cause, nor will it impose upon the Board or any other person any duty or liability whatsoever (whether in contract, tort or otherwise) in connection with:

13.1.1      the lapsing of any Award pursuant to the Plan;

13.1.2      the failure or refusal to exercise any discretion under the Plan; and/or

13.1.3      a Participant ceasing to be a person who has employment with any Participating Company for any reason whatever.

13.2         Awards shall not (except as may be required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

13.3         Any person who ceases to have the status or relationship of an employee with any Participating Company as a result of the termination of his employment for any reason and however that termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss or alteration of any rights, benefits or expectations in relation to any Award, the Plan or any instrument executed pursuant to it.

13.4         The benefit of this Rule 13 is given to the Company for itself and as trustee and agent of each Participating Company.  To the extent that this Rule benefits any company which is not a party to the Plan, the benefit shall be held on trust and as agent by the Company for such company and the Company may, at its discretion, assign the benefit of this Rule to any such company.

14.          General

14.1         The Plan shall terminate upon the tenth anniversary of its approval by the Board or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.

14.2         The Company and any Subsidiary of the Company may provide money to any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985. In addition, the Company may require any Subsidiary to enter into such other agreement or agreements as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any other amounts paid by the Company hereunder, directly or indirectly in respect of such Subsidiary’s employees. Nothing in the Plan shall be deemed to give any employee of any Participating Company any right to participate in the Plan.

14.3                           These Rules shall be governed by and construed in accordance with the laws of England.